Exhibit 2
[          ] , 2008
Re:    Deposit Agreement (the “Deposit Agreement”) substantially in the form of that filed as an exhibit to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on [               ], 2008 by and among Galapagos NV, The Bank of New York, as Depositary, and the owners and holders of American Depositary Receipts.
Ladies and Gentlemen:
     We refer to the Deposit Agreement. Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.
     We hereby confirm that we shall not deliver Shares prior to the receipt and cancellation by us of Receipts for Shares.
     We hereby confirm that, without the prior consent of the Issuer, (i) we will not, on the record date for any dividend or other distribution with respect to Shares, (a) issue Receipts prior to the receipt by us, the Custodian or our nominees of corresponding Shares (a “Pre-Release”), or (b) permit any Pre-Release to remain outstanding at any time on such date except pursuant to agreements with covenants, representations or warranties substantively to the effect of Sections 3(a), 4 and 7(a) of the ADR Pre-Release Agreement attached hereto and (ii) we will undertake a Pre-Release only pursuant to written agreements that meet the requirements of Section 1058(b) of the United States Internal Revenue Code of 1986, as amended.

Very truly yours, The Bank of New York, as Depositary
By:
Name:
Title: